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                                                                    Exhibit 2(y)


                                 FIRST AMENDMENT

                                       TO

                              AMENDED AND RESTATED

                      STOCK TRANSFER AND EXCHANGE AGREEMENT

     This first amendment (this "Amendment") is made and entered into ______________, 1997, to be effective as of August 1, 1996, among United Magazine Company, an Ohio corporation ("Unimag"), Ohio Periodical Distributors, Inc., an Ohio corporation ("OPD"), and all of OPD's shareholders (individually, an "OPD Shareholder" and collectively, the "OPD Shareholders").

                             BACKGROUND INFORMATION
                             ----------------------

     A. Effective August 1, 1996, Unimag and OPD entered into an Asset Transfer and Exchange Agreement (the "Original Agreement") which provided for, among other things, Unimag's acquisition of substantially all of the assets and business operations of OPD which comprise, are used in, and relate to, OPD's wholesale magazine, book newspaper and sundries distribution and related business (the "Wholesale Periodical Business").

     B. Unimag, OPD, and the OPD Shareholders modified and amended the Original Agreement by entering into an Amended and Restated Stock Transfer and Exchange Agreement among all of them (the "Exchange Agreement"), in order to provide for Unimag's acquisition of the Wholesale Periodical Business through an exchange, pursuant to which OPD's common shares, voting, without par value, (each an "OPD Share" and collectively, the "OPD Shares"), outstanding at the Escrow Closing (defined in Section 1.2 of the Exchange Agreement) shall bE exchanged for (1) Unimag's common shares, without par value ("Unimag Shares"), and (2) senior and subordinated debentures of Unimag. The terms and provisions of the Exchange Agreement are hereby incorporated herein by reference and, unless otherwise specifically defined in this Amendment, all capitalized terms used in this Amendment shall have the same meaning as such terms are defined in the Exchange Agreement.

     C. Unimag, OPD, and the OPD Shareholders now desire to modify and amend the Exchange Agreement in order to provide for Unimag's acquisition of the Wholesale Periodical Business through a merger of OPD with and into Unimag, with Unimag being the surviving entity of the merger (the "Merger"). This Amendment, along with the Exchange Agreement, is intended to constitute an agreement of merger under O.R.C. Section 1701.78.


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                             STATEMENT OF AGREEMENT

     The parties to this Amendment (each a "Party," and collectively, the "Parties") hereby acknowledge the accuracy of the above Background Information and, in consideration of the covenants and agreements set forth in this Amendment, the Parties agree as follows:

     Section 1. If any inconsistencies exist between the provisions of this Amendment and the provisions of the Exchange Agreement, then the provisions of this Amendment shall control and supersede the inconsistent provisions of the Exchange Agreement. Unless otherwise specifically indicated, all references to sections are to sections of the Exchange Agreement.

     Section 2. The Exchange Agreement is amended by deleting the current Sections 1.2 and 1.3 in their entirety and inserting the following in their place:

          Section 1.2 THE MERGER. Upon the terms and subject to the conditions described in this Agreement, and in accordance with the provisions of Ohio Revised Code Chapter 1701 (the "Ohio Statute"), OPD shall be merged with and into Unimag. The Merger shall be consummated by filing with the Ohio Secretary of State a Certificate of Merger in a form to be prepared by Unimag and approved by OPD (the "Certificate of Merger"). Following the Merger, the separate corporate existence of OPD shall cease and Unimag shall continue as the surviving corporation and shall continue its existence under the Ohio Statute. Unimag, in its capacity as the surviving corporation of the Merger, is sometimes referred to in this Agreement as the "Surviving Corporation."

          Section 1.3 ESCROW CLOSING; CLOSING; EFFECTIVE TIME. The escrow closing of the Merger and the other transactions contemplated by this Agreement (the "Escrow Closing") shall be held at the offices of Baker & Hostetler, 65 East State Street, Columbus, Ohio 43215, commencing at 10:00 a.m. Columbus, Ohio time on such date (the "Escrow Closing Date") as may be reasonably designated by Unimag; provided that the Escrow Closing shall be held not later than August 31, 1997. As provided in Section 6.5, after the Escrow Closing the only conditions to the release of this Agreement and the other documents executed in connection with the transactions contemplated by this Agreement (the "Additional Documents") from the Document Escrow Agreement (defined in Section 6.4) shall be the approval of the Merger by the shareholders of Unimag and the escrow closing of certain other acquisitions. Within ten days after such approvals (the "Closing Date"), the Parties will cause the Agreement and the Additional Documents to be delivered to the appropriate Party in accordance with the terms and conditions of the Document Escrow Agreement and the Parties will close the Merger (the "Closing"). In no event shall the Closing be held later than September 30, 1997. Promptly following the Closing, OPD and Unimag shall cause the Certificate of Merger to be filed with the Ohio Secretary of State and the Merger shall become effective when the Certificate of Merger has been so filed (the "Effective Time").


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          Section 1.4 ARTICLES OF INCORPORATION; CODE OF REGULATIONS. The
     articles of incorporation of the Surviving Corporation existing at the Effective Time shall be the articles of incorporation of the Surviving Corporation after the Merger, until amended in accordance with the Ohio Statute. The code of regulations of the Surviving Corporation existing at the Effective Time shall be the code of regulations of the Surviving Corporation after the Merger, until amended in accordance with the Ohio Statute.

          Section 1.5 DIRECTORS AND OFFICERS. The directors and officers of the Surviving Corporation shall continue to hold such offices after the Merger and shall serve pursuant to the code of regulations of the Surviving Corporation.

          Section 1.6 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 1701.78 of the Ohio Statute.

          Section 1.7 TAX EFFECT OF THE MERGER. The Parties intend that the Merger constitute a "reorganization" with in the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and that the adoption of this amendment constitutes the adoption of a plan of reorganization for purposes thereof.

     Section 3. The Exchange Agreement is amended by deleting the current opening sentence of Section 2.1 and all of Section 2.1(a) in their entirety and inserting the following in their place:

          Section 2.1 CONVERSION OF CAPITAL STOCK. At the Effective Time and by virtue of the Merger:

               (a) OUTSTANDING OPD SHARES. Each OPD Share which is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, subject to the provisions of Section 2.2, and subject to the adjustments provided for in Sections 2.1(b) and 3.3, (i) 20,381.55 Unimag Shares (an aggregate of 10,190,774 Unimag Shares for all OPD Shares converted), and (ii) $14,961.64 principal amount of Unimag Debentures (an aggregate of $7,480,820 principal amount of Unimag debentures for all OPD Shares converted) (the "Unimag Debentures"). The Unimag Debentures shall be issued pursuant to the terms of the Debenture Agreement attached hereto as Exhibit A. An aggregate of $6,415,419 principal amount of the Unimag Debentures ($12,830.98 per OPD Share converted) will be Senior Debentures (as defined in the Debenture Agreement), and the balance of the Unimag Debentures will be Subordinated Debentures (as defined in the Debenture Agreement).


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     Section 4. The Exchange Agreement is amended by deleting the current last paragraph of Section 2.1(b) in its entirety.

     Section 5. The Exchange Agreement is amended by adding the following new subsection Section 2.1(d) after existing subsection Section 2.1(c):

          (d) UNIMAG SHARES HELD BY OPD. OPD currently owns 5,000,000 shares of Unimag Stock. At the Closing, OPD shall surrender to Unimag the certificates evidencing such 5,000,000 Unimag Shares and such certificates will be canceled.

     Section 6. The Exchange Agreement is amended by adding the following new section Section 2.3 after the existing section Section 2.2:

          Section 2.3 EXCHANGE OF KDR NOTE. The promissory note dated July, 1992 between OPD, as debtor, and KDR Limited, an Ohio limited liability company ("KDR"), as creditor, with a principal amount of $5,000,000 (the "KDR Note"), together with accrued interest thereon, if any, will not be assumed by Unimag in the Merger. At the Effective Time, the KDR Note, together with accrued interest thereon, if any, will be exchanged for (a) cash in the amount of $500,000 plus any accrued interest, and (b)Unimag Subordinated Debentures in the aggregate principal amount of $4,500,000.

     Section 7. The Parties acknowledge that the percentages in the first paragraph of Section 2.1(b) of the Exchange Agreement (67.142% with regard to Unimag Shares and 32.858% with regard to Unimag Debentures) were calculated based upon initial percentages of 51% and 49%, respectively, and then making an adjustment based upon the 5,000,000 Unimag Shares currently owned by OPD. These 5,000,000 Unimag Shares (valued at $1.50 per share for a total value of $7,500,000) were deducted from the total valuation of $22,766,980 in determining the aggregate amount of Unimag Debentures to be issued to the OPD Shareholders in connection with the Merger ($22,766,980 - $7,500,000) x 49% = $7,480,820) and
this $7,480,820 amount is approximately 32.858% of $22,766,980. The difference between these two amounts ($15,286,160) represents the portion of the total valuation used to determine the aggregate number of Unimag Shares (15,286,160 / $1.5 = 10,190,774) to be issued to the OPD Shareholders in connection with the Merger and this $15,286,160 amount is approximately 67.142% of $22,766,980.

     Section 8. The Exchange Agreement is amended such that in Section 2.2, the Unimag Shares to be issued to each OPD Shareholder in connection with the Merger shall not be issued by Unimag at the Closing, but shall be issued by Unimag immediately after the Effective Time.


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     Section 9. The Exchange Agreement is amended such that all references in the Exchange Agreement to the "Exchange" shall be deemed to be references to the "Merger."

                                        UNITED MAGAZINE COMPANY

                                        By
                                          --------------------------------------
                                           David B. Thompson, Treasurer

                                        OHIO PERIODICAL DISTRIBUTORS, INC.

                                        By
                                          --------------------------------------
                                          Ronald E. Scherer, President

                                        OPD SHAREHOLDERS:

                                        ----------------------------------------
                                        Bank One Trust Company, NA, Trustee
                                        under the Roger L. Scherer Agreement of
                                        Trust FBO Ronald E. Scherer dated June
                                        14, 1979

                                        ------------------------------------
                                        Bank One Trust Company, NA, Trustee
                                        under the Roger L. Scherer Agreement of
                                        Trust FBO Linda Hayner Talbott dated
                                        June 14, 1979

                                        ----------------------------------------
                                        TED RYSZ


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